Exhibit 99.1

Soluna Holdings Announces May Site Level Financials

Despite BTC Price Decreases, Soluna Meets Margin Expectations and Grows Hashrate

ALBANY, NY, June 16, 2022 (GLOBE NEWSWIRE) -- via NewMediaWire – Soluna Holdings, Inc. (“SHI” or the “Company”), (NASDAQ: SLNH), the parent company of Soluna Computing, Inc. (“SCI”), a developer of green data centers for cryptocurrency mining and other intensive computing, today announced the release of its May site level financials.

Michael Toporek, CEO of Soluna Holdings, stated, “Our company was engineered from inception to thrive in a difficult Bitcoin downturn. We specifically focused on building a strong operating base of ultra-low-cost power data centers. It is this kind of difficult environment that will demonstrate to our investors the value of what our team has built.”

Toporek added, “Our Dorothy project is expected to energize at least 20 MW by September, which is about 600 PH. We are working with the Texas regulator to assure security of the grid as we ramp to 100 MW. For project Marie, we expect to re-formulate our hosting deal in September 2022 or convert those slots to proprietary capacity, which is about 300 PH.”

Key Summary Highlights:

●	Significant ramp in May boosts performance despite low BTC prices

●	BTC equivalent mined was the same* Month-over-Month despite average BTC prices decreasing by 23%

●	Average Hashrate deployed grew 22% Month-over-Month**

●	Drivers to margin growth

●	Site margins meeting expectations in low BTC price environment

●	Sophie moved to its 84% uptime for power costs of 2.5-2.7 ¢ per kWh

●	Continued focus to hit Q2 2022 EH target

●	As of June 4, 1.021 EH/s plugged in

*Includes pro-forma impact of forced shutdown at Marie in April.

**Excludes pro-forma impact of forced shutdown at Marie in April

Revenue & Contribution Margin Summary:

($ in 000s, Unaudited)							(Estimate)
	Q1 2021	Q2 2021	Q3 2021	Q4 2021	FY 21	Q1 2022	May 2022
Revenue	$995	$1,657	$2,368	$7,990	$13,010	$9,264	$3,004

Cash Contribution Margin	$744	$1,261	$1,703	$5,179	$8,888	$5,206	$1,595

Annualized Revenue	$3,980	$6,628	$9,472	$31,960	$13,010	$37,056	$36,048

Annualized Contribution Margin	$2,976	$5,044	$6,812	$20,716	$8,888	$20,824	$19,140

A presentation and corresponding video is available on the Company’s website at:

https://www.solunacomputing.com/investors/updates/may2022flash/

About Soluna Holdings, Inc (SLNH)

Soluna Holdings, Inc. is the leading developer of green data centers that convert excess renewable energy into global computing resources. Soluna builds modular, scalable data centers for computing intensive, batchable applications such as cryptocurrency mining, AI and machine learning. Soluna provides a cost-effective alternative to battery storage or transmission lines.  Soluna uses technology and intentional design to solve complex, real-world challenges. Up to 30% of the power of renewable energy projects can go to waste. Soluna’s data centers enable clean electricity asset owners to ‘Sell. Every. Megawatt.’

For more information about Soluna, please visit www.solunacomputing.com or follow us on LinkedIn at linkedin.com/solunaholdings and Twitter @SolunaHoldings.

Contact Information
Sam Sova
VP, Marketing
Soluna Computing
sam@soluna.io
+414 699 3667

MZ Contact
Brian M. Prenoveau, CFA
MZ Group – MZ North America
SLNH@mzgroup.us
+561 489 5315